EXHIBIT 3(c)


                  CERTIFICATE OF AMENDMENT
              OF ARTICLES OF INCORPORATION OF
                 NORTHERN EMPIRE BANCSHARES

Deborah A. Meekins and Jane M. Baker certify that:

1. They are duly elected and acting President and Chief Financial Officer, respectively, of Northern Empire Bancshares, a California corporation.

2. Article FOUR of the corporation's Articles of Incorporation is amended to read as follows:

     "FOUR: TOTAL NUMBER OF SHARES AUTHORIZED`

      This corporation is authorized to issue two classes of shares, designated respectively "Common Stock" and "Preferred Stock" and referred to herein as either Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The number of shares of Common Stock is 40,000,000, and the number of shares of Preferred Stock is 10,000,000.

      Upon the amendment of this Article FOUR to read as set forth above, each outstanding share of Common Stock is divided into two shares of Common Stock."

3. The above amendment of the Articles of Incorporation has been duly approved by the Board of Directors of the corporation.

4. The foregoing amendment is one which may be adopted with approval by the Board of Directors alone because the corporation has only one class of shares outstanding. The amendment effects only a stock split, including an increase in the authorized number of shares in proportion to the split, and may be adopted by the Board of Directors alone in accordance with section 902 (c) of the California Corporations Code.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: October 21, 2003

                               /s/ Deborah A. Meekins
                               ----------------------
                               Deborah A. Meekins, President

                               /s/ Jane M. Baker
                               ----------------------
                               Jane M. Baker, Chief Financial Officer